Exhibit 99

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS

Fourth Quarter Highlights

●	Net income of $1.7 million, up $0.6 million from $1.1 million for fourth quarter of 2015
●	Diluted earnings per share of $0.35, up $0.12 from $0.23 for fourth quarter of 2015
●	Net interest income of $6.3 million, up $0.6 million from $5.7 million for fourth quarter of 2015
●	Non-performing assets of $3.9 million, down $1.9 million, or 32.9%, from September 30, 2016

Annual Highlights

●	Net income of $6.4 million, up $3.4 million from $3.0 million for 2015
●	Diluted earnings per share of $1.34, up $0.73 from $0.61 for 2015
●	Net interest income of $25.8 million, up $5.9 million from $19.9 million for 2015
●	Non-performing assets of $3.9 million, down $2.3 million from December 31, 2015
●	Total assets of $682 million, up $39 million from December 31, 2015

Net Income Summary	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015
Net income	$1,684	1,090	$6,350	2,956
Net income available to common stockholders	1,684	1,090	6,350	2,848
Diluted earnings per share	0.35	0.23	1.34	0.61
Return on average assets (annualized)	0.99%	0.69%	0.96%	0.50%
Return on average equity (annualized)	8.93%	6.19%	8.71%	4.27%
Book value per share	$16.91	15.54	$16.91	15.54

ROCHESTER, MINNESOTA, January 25, 2017 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $682 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.7 million for the fourth quarter of 2016, an increase of $0.6 million compared to net income of $1.1 million for the fourth quarter of 2015. Diluted earnings per share for the fourth quarter of 2016 was $0.35, an increase of $0.12 from the diluted earnings per share of $0.23 for the fourth quarter of 2015. The increase in net income for the fourth quarter of 2016 is due primarily to a $0.6 million increase in interest income as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. The provision for loan losses decreased $0.5 million between the periods due to improvements in the credit quality of the commercial loan portfolio. These increases in income were partially offset by a $0.5 million increase in income tax expense due to the increase in pre-tax income in the fourth quarter of 2016 when compared to the same period of 2015.

President’s Statement

            “We are pleased to report the continued improvement in both the credit quality of our loan portfolio and net income in the fourth quarter of 2016 when compared to the same period of 2015,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The increase in net income between the periods is the result of increasing interest income and managing expenses in order to improve our financial results. We will continue to focus our efforts on prudently growing our core deposit and loan balances in order to further enhance the financial performance of our core banking operations.”

Fourth Quarter Results

Net Interest Income

Net interest income was $6.3 million for the fourth quarter of 2016, an increase of $0.6 million, or 10.1%, from $5.7 million for the fourth quarter of 2015. Interest income was $6.7 million for the fourth quarter of 2016, an increase of $0.6 million, or 9.9%, from $6.1 million for the same period in 2015. Interest income increased between the periods primarily because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $47.5 million between the periods, the average interest-earning assets held in higher yielding loans increased $91.7 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $44.2 million between the periods. The yield on average interest-earning assets was also enhanced $0.2 million, or 6 basis points, due to loan prepayment penalties, yield adjustments recognized on purchased loans, and interest payments received on non-accruing and previously charged off loans in the fourth quarter of 2016. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. Average outstanding loans also increased $6.1 million between the periods as a result of an acquisition that occurred in the second quarter of 2016. The average yield earned on interest-earning assets was 4.15% for the fourth quarter of 2016, an increase of 9 basis points from 4.06% for the fourth quarter of 2015.

Interest expense was $0.4 million for the fourth quarter of 2016, the same as the fourth quarter of 2015. The average rate paid on interest-bearing liabilities also remained the same between the periods. While the average interest-bearing liabilities increased $35.7 million between the periods, the average amount held in lower rate checking and money market accounts increased $35.3 million and the average amount held in higher rate certificates of deposits and other borrowings increased $0.4 million between the periods. The increase in the average outstanding deposits between the periods was primarily the result of organic deposit growth. The average outstanding deposits also increased $15.2 million as a result of an acquisition that occurred in the second quarter of 2016. The average interest rate paid on interest-bearing liabilities was 0.28% for both the fourth quarter of 2016 and the fourth quarter of 2015. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2016 was 3.89%, an increase of 9 basis points, compared to 3.80% for the fourth quarter of 2015.

A summary of the Company’s net interest margin for the three month periods ended December 31, 2016 and 2015 is as follows:

	For the three-month period ended
	December 31, 2016			December 31, 2015
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$76,912	281	1.45%	$116,953	455	1.54%
Loans held for sale	2,783	27	3.86	2,574	27	4.14
Mortgage loans, net	108,133	1,072	3.94	91,170	955	4.16
Commercial loans, net	360,355	4,406	4.86	296,854	3,789	5.06
Consumer loans, net	73,969	900	4.84	62,933	866	5.46
Cash equivalents	20,908	23	0.44	25,115	16	0.25
Federal Home Loan Bank stock	806	2	0.86	734	1	0.56
Total interest-earning assets	$643,866	6,711	4.15	$596,333	6,109	4.06

Interest-bearing liabilities:
NOW accounts	$89,864	14	0.06	$79,096	6	0.03
Savings accounts	72,896	15	0.08	65,859	15	0.09
Money market accounts	170,475	99	0.23	161,923	86	0.21
Certificates	101,889	147	0.57	100,512	122	0.48
Advances and other borrowings	9,511	145	6.05	10,888	164	5.98
Total interest-bearing liabilities	$444,635			$418,278
Non-interest checking	144,626			135,666
Other non-interest bearing deposits	1,206			808
Total interest-bearing liabilities and non-interest bearing deposits	$590,467	420	0.28	$554,752	393	0.28
Net interest income		6,291			5,716
Net interest rate spread			3.87%			3.78%
Net interest margin			3.89%			3.80%

Provision for Loan Losses

The provision for loan losses was ($0.4) million for the fourth quarter of 2016, a decrease of $0.5 million, compared to $0.1 million for the fourth quarter of 2015. The provision for loan losses decreased between the periods primarily because of the decrease in reserves required on certain commercial loans due to credit quality improvements in the fourth quarter of 2016 when compared to the same period of 2015. Total non-performing assets were $3.9 million at December 31, 2016, a decrease of $1.9 million, or 32.9%, from $5.8 million at September 30, 2016. Non-performing loans decreased $1.7 million and foreclosed and repossessed assets decreased $0.2 million during the fourth quarter of 2016.

A reconciliation of the allowance for loan losses for the fourth quarters of 2016 and 2015 is summarized as follows:

(Dollars in thousands)	2016	2015
Balance at September 30,	$10,306	$8,786
Provision	(374)	75
Charge offs:
Commercial business	(80)	(62)
Consumer	(79)	(40)
Recoveries	130	950
Balance at December 31,	$9,903	$9,709

Allocated to:
General allowance	$8,915	$8,700
Specific allowance	988	1,009
	$9,903	$9,709

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2015.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2016	2016	2015
Non-Performing Loans:
One-to-four family real estate	$916	$923	$1,655
Commercial real estate	1,384	2,847	1,694
Consumer	630	815	786
Commercial business	343	412	46
Total	3,273	4,997	4,181

Foreclosed and Repossessed Assets:
One-to-four family real estate	0	0	48
Commercial real estate	611	815	1,997
Consumer	16	0	0
Total non-performing assets	$3,900	$5,812	$6,226
Total as a percentage of total assets	0.57%	0.85%	0.97%
Total non-performing loans	$3,273	$4,997	$4,181
Total as a percentage of total loans receivable, net	0.59%	0.92%	0.90%
Allowance for loan losses to non-performing loans	302.56%	206.24%	232.22%

Delinquency Data:
Delinquencies (1)
30+ days	$917	$1,506	$993
90+ days	0	0	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	0.16%	0.27%	0.21%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.2 million for the fourth quarter of 2016, an increase of $0.2 million, or 12.0%, from $2.0 million for the same period of 2015. The increase in non-interest income is primarily related to the $0.2 million increase in the gain on sales of loans due primarily to an increase in single family loan originations and sales between the periods. Fees and service charges increased slightly between the periods due to an increase in debit card income. Loan servicing fees increased slightly due to an increase in the loans serviced for others between the periods. These increases were partially offset by a $0.1 million decrease in other non-interest income because of a decrease in the sales of uninsured investment products between the periods.

Non-interest expense was $6.2 million for the fourth quarter of 2016, an increase of $0.2 million, or 3.5%, from $6.0 million for the same period of 2015. Compensation expense increased $0.3 million between the periods due to annual increases in compensation and an increase in the number of employees between the periods related to the increased loan production. Occupancy and equipment expense increased $0.1 million because of increased software and building expenses. Data processing expense increased slightly between the periods due to increased mobile and on-line banking costs. Professional services expense increased $0.1 million between the periods primarily because of increased legal fees. These increases in non-interest expenses were partially offset by a $0.3 million increase in the gains on real estate owned because there were more sales and fewer valuation write downs in the fourth quarter of 2016 when compared to the same period of 2015.

Income tax expense was $1.0 million for the fourth quarter of 2016, an increase of $0.5 million from $0.5 million for the fourth quarter of 2015. The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in the fourth quarter of 2016 when compared to the fourth quarter of 2015.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2016 was 0.99%, compared to 0.69% for the fourth quarter of 2015. Return on average equity (annualized) was 8.93% for the fourth quarter of 2016, compared to 6.19% for the same period of 2015. Book value per share at December 31, 2016 was $16.91, compared to $15.54 at December 31, 2015.

Annual Results

Net Income

Net income was $6.4 million for 2016, an increase of $3.4 million, or 114.8%, compared to net income of $3.0 million for 2015. Net income available to common shareholders was $6.4 million for 2016, an increase of $3.6 million, or 123.0%, compared to net income available to common shareholders of $2.8 million for 2015. Diluted earnings per share for the year ended December 31, 2016 was $1.34, an increase of $0.73 per share compared to diluted earnings per share of $0.61 for the year ended December 31, 2015. The increase in net income for 2016 is due primarily to a $5.9 million increase in interest income as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. Gain on sales of loans increased $0.7 million due primarily to an increase in single family mortgage loan production and sales between the periods. The provision for loan losses decreased $0.5 million between the periods due to improvements in the credit quality of the commercial loan portfolio. These increases in income were partially offset by a $1.0 million increase in compensation expense due to annual increases in compensation and an increase in the number of employees related to the increased loan production. Income tax expense increased $2.5 million because of the increase in pre-tax income between the periods.

Net Interest Income

Net interest income was $25.8 million for 2016, an increase of $5.9 million, or 29.1%, from $19.9 million for 2015. Interest income was $27.3 million for 2016, an increase of $5.8 million, or 27.5%, from $21.5 million for 2015. Interest income increased between the periods primarily because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $67.3 million between the periods, the average interest-earning assets held in higher yielding loans increased $120.4 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $53.1 million between the periods. The yield on average interest-earning assets was also enhanced $2.2 million, or 30 basis points, due to loan prepayment penalties, yield adjustments recognized on purchased loans, and interest payments received on non-accruing and previously charged off loans during 2016. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. Average outstanding loans also increased $18.6 million between the periods as a result of the acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average yield earned on interest-earning assets was 4.36% for 2016, an increase of 53 basis points from 3.83% for 2015.

Interest expense was $1.6 million for 2016, an increase of $0.1 million, or 5.7%, compared to $1.5 million for 2015. Interest expense increased because of an increase in the average outstanding interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased 1 basis point between the periods primarily because of the change in the composition of the average interest-bearing liabilities. While the average interest-bearing liabilities increased $62.9 million between the periods, the average amount held in lower rate checking and money market accounts increased $58.0 million and the average amount held in higher rate certificates of deposits and other borrowings increased $4.9 million between the periods. The increase in the average outstanding deposits between the periods was primarily the result of the $42.9 million increase in the average outstanding deposits as a result of acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average interest rate paid on interest-bearing liabilities was 0.28% for 2016 compared to 0.29% for 2015. Net interest margin (net interest income divided by average interest-earning assets) for 2016 was 4.11%, an increase of 55 basis points compared to 3.56% for 2015.

A summary of the Company’s net interest margin for 2016 and 2015 is as follows:

	For the twelve-month period ended
	December 31, 2016			December 31, 2015
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$86,159	1,347	1.56%	$134,080	1,997	1.49%
Loans held for sale	3,046	126	4.14	2,507	87	3.47
Mortgage loans, net	103,040	4,272	4.15	77,626	3,248	4.18
Commercial loans, net	339,521	18,036	5.31	260,005	13,135	5.05
Consumer loans, net	71,413	3,466	4.85	56,455	2,919	5.17
Cash equivalents	23,337	96	0.41	28,544	63	0.22
Federal Home Loan Bank stock	770	6	0.78	734	4	0.54
Total interest-earning assets	$627,286	27,349	4.36	$559,951	21,453	3.83

Interest-bearing liabilities:
NOW accounts	$85,440	50	0.06	$76,136	17	0.02
Savings accounts	71,728	62	0.09	55,273	42	0.08
Money market accounts	164,522	366	0.22	153,441	347	0.23
Certificates	100,942	524	0.52	96,600	528	0.55
Advances and other borrowings	9,374	591	6.30	9,225	573	6.21
Total interest-bearing liabilities	$432,006			$390,675
Non-interest checking	145,450			124,342
Other non-interest bearing deposits	1,434			985
Total interest-bearing liabilities and non-interest bearing deposits	$578,890	1,593	0.28	$516,002	1,507	0.29
Net interest income		25,756			19,946
Net interest rate spread			4.08%			3.54%
Net interest margin			4.11%			3.56%

Provision for Loan Losses

The provision for loan losses was ($0.6) million for the year ended December 31, 2016, a decrease of $0.4 million, from ($0.2) million for the year ended December 31, 2015. The provision for loan losses decreased between the periods primarily because of the decrease in the reserve percentages applied to certain risk rated loan categories as a result of an internal analysis performed. Total non-performing assets were $3.9 million at December 31, 2016, a decrease of $2.3 million, or 37.4%, from $6.2 million at December 31, 2015. Non-performing loans decreased $0.9 million and foreclosed and repossessed assets decreased $1.4 million during 2016.

A reconciliation of the allowance for loan losses for 2016 and 2015 is summarized as follows:

(in thousands)	2016	2015
Balance beginning of period	$9,709	$8,332
Provision	(645)	(164)
Charge offs:
Commercial	(180)	(69)
Commercial real estate	(67)	0
Consumer	(108)	(105)
Single family mortgage	(66)	(19)
Recoveries	1,260	1,734
Balance at December 31,	$9,903	$9,709

Non-Interest Income and Expense

Non-interest income was $8.2 million for the year ended December 31, 2016, an increase of $0.5 million, or 7.2%, from $7.7 million for the year ended December 31, 2015. The increase in non-interest income is primarily related to the $0.7 million increase in the gain on sales of loans due primarily to an increase in single family loan originations and sales between the periods. Fees and service charges increased $0.1 million between the periods due primarily to an increase in debit card income. Loan servicing fees increased $0.1 million due to an increase in the loans serviced for others between the periods. These increases were partially offset by a $0.3 million decrease in other non-interest income because of a decrease in the gains realized on acquisitions between the periods.

Non-interest expense was $24.1 million for the year ended December 31, 2016, an increase of $0.9 million, or 4.0%, from $23.2 million for the year ended December 31, 2015. Compensation expense increased $1.0 million between the periods due to annual increases in compensation and an increase in the number of employees between the periods related to the increased loan production. Occupancy and equipment expense increased $0.3 million because of increased software and equipment expenses. Other non-interest expense increased $0.1 million due primarily to an increase in loan related expenses as a result of the increase in loans originated between the periods. Data processing expense increased $0.1 million between the periods due to increased mobile and on-line banking costs. Other professional expenses increased $0.1 million primarily due to expenses related to the acquisition that occurred in the second quarter of 2016. These increases in non-interest expenses were partially offset by a $0.8 million increase in the gains on real estate owned between the periods primarily because of the gains that were recognized on the sale of two commercial properties during 2016.

Income tax expense was $4.1 million for the year ended December 31, 2016, an increase of $2.5 million, from $1.6 million for the year ended December 31, 2015. The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in 2016 when compared to 2015.

Net Income Available to Common Shareholders

Net income available to common shareholders was $6.4 million for 2016, an increase of $3.6 million from the $2.8 million net income available to common shareholders for 2015. Net income available to common shareholders increased primarily because of the increase in net income and a reduction in the dividends required to be paid on the outstanding Fixed Rate Cumulative Perpetual Preferred Stock Series A (the “Preferred Stock”) between the periods. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

Return on Assets and Equity

Return on average assets (annualized) for 2016 was 0.96%, compared to 0.50% for 2015. Return on average equity (annualized) was 8.71% for 2016, compared to 4.27% for 2015. Book value per share at December 31, 2016 was $16.91, compared to $15.54 at December 31, 2015.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates three loan origination offices in Minnesota located in Sartell, Owatonna, and Mankato and one loan origination office in Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, improving credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to integrate acquired operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount and composition of interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$27,561	39,782
Securities available for sale:
Mortgage-backed and related securities (amortized cost $993 and $2,237)	1,005	2,283
Other marketable securities (amortized cost $78,846 and $110,092)	77,472	109,691
	78,477	111,974

Loans held for sale	2,009	3,779
Loans receivable, net	551,171	463,185
Accrued interest receivable	2,626	2,254
Real estate, net	611	2,045
Federal Home Loan Bank stock, at cost	770	691
Mortgage servicing rights, net	1,604	1,499
Premises and equipment, net	8,223	7,469
Goodwill	802	0
Core deposit intangible	454	393
Prepaid expenses and other assets	1,768	1,417
Deferred tax asset, net	5,947	8,673
Total assets	$682,023	643,161

Liabilities and Stockholders’ Equity
Deposits	$592,811	559,387
Other borrowings	7,000	9,000
Accrued interest payable	236	242
Customer escrows	1,011	830
Accrued expenses and other liabilities	5,046	4,057
Total liabilities	606,104	573,516
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued shares 0 and 10,000	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,566	50,388
Retained earnings, subject to certain restrictions	86,886	80,536
Accumulated other comprehensive loss	(820)	(214)
Unearned employee stock ownership plan shares	(2,223)	(2,417)
Treasury stock, at cost 4,639,739 and 4,645,769 shares	(58,581)	(58,739)
Total stockholders’ equity	75,919	69,645
Total liabilities and stockholders’ equity	$682,023	643,161

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$6,405	5,638	25,900	19,389
Securities available for sale:
Mortgage-backed and related	10	29	58	116
Other marketable	271	426	1,289	1,881
Cash equivalents	23	15	96	63
Other	2	1	6	4
Total interest income	6,711	6,109	27,349	21,453

Interest expense:
Deposits	275	229	1,002	934
Advances and other borrowings	145	164	591	573
Total interest expense	420	393	1,593	1,507
Net interest income	6,291	5,716	25,756	19,946
Provision for loan losses	(374)	75	(645)	(164)
Net interest income after provision for loan losses	6,665	5,641	26,401	20,110

Non-interest income:
Fees and service charges	874	827	3,427	3,316
Loan servicing fees	296	268	1,108	1,046
Gain on sales of loans	770	536	2,618	1,964
Other	257	330	1,048	1,327
Total non-interest income	2,197	1,961	8,201	7,653

Non-interest expense:
Compensation and benefits	3,748	3,448	14,764	13,733
(Gains) losses on real estate owned	(161)	97	(596)	218
Occupancy and equipment	1,047	981	4,041	3,722
Data processing	308	267	1,161	1,020
Professional services	386	325	1,257	1,108
Other	877	878	3,503	3,395
Total non-interest expense	6,205	5,996	24,130	23,196
Income before income tax expense	2,657	1,606	10,472	4,567
Income tax expense	973	516	4,122	1,611
Net income	1,684	1,090	6,350	2,956
Preferred stock dividends	0	0	0	(108)
Net income available to common shareholders	1,684	1,090	6,350	2,848
Other comprehensive income (loss), net of tax	(737)	(277)	(606)	204
Comprehensive income available to common shareholders	$947	813	5,744	3,052
Basic earnings per share	$0.40	0.26	1.52	0.69
Diluted earnings per share	$0.35	0.23	1.34	0.61

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
I. OPERATING DATA:
Interest income	$6,711	6,109	27,349	21,453
Interest expense	420	393	1,593	1,507
Net interest income	6,291	5,716	25,756	19,946

II. AVERAGE BALANCES:
Assets (1)	674,792	628,914	658,407	592,204
Loans receivable, net	542,457	450,957	513,974	394,086
Mortgage-backed and related securities (1)	76,912	116,953	86,159	134,080
Interest-earning assets (1)	643,866	596,333	627,286	559,951
Interest-bearing liabilities	590,467	554,752	578,890	516,002
Equity (1)	75,016	69,902	72,869	69,259

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.99%	0.69%	0.96%	0.50%
Interest rate spread information:
Average during period	3.87	3.78	4.08	3.54
End of period	3.87	3.79	3.87	3.79
Net interest margin	3.89	3.80	4.11	3.56
Ratio of operating expense to average total assets (annualized)	3.66	3.78	3.66	3.92
Return on average common equity (annualized)	8.93	6.19	8.71	4.27
Efficiency	73.10	78.10	71.06	84.05
	December 31,	December 31,
	2016	2015
IV. ASSET QUALITY:
Total non-performing assets	$3,900	6,226
Non-performing assets to total assets	0.57%	0.97%
Non-performing loans to total loans receivable, net	0.59%	0.90%
Allowance for loan losses	$9,903	9,709
Allowance for loan losses to total assets	1.45%	1.51%
Allowance for loan losses to total loans receivable, net	1.80	2.10
Allowance for loan losses to non-performing loans	302.56	232.22

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$16.91	15.54
	Year Ended	Year Ended
	Dec 31, 2016	Dec 31, 2015
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.13%	10.83%
Average stockholders’ equity to average assets (1)	11.07	11.70
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	108.36	108.52
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.42	14.08
Tier 1 capital leverage ratio	11.55	11.46
Tier 1 capital ratio	13.42	14.08
Risk-based capital	14.68	15.35
	December 31,	December 31,
	2016	2015
VII. EMPLOYEE DATA:
Number of full time equivalent employees	200	185
(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.